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Exhibit 12

Ratio of Earnings to Fixed Charges
French GAAP

	Predecessor					FIMEP	Predecessor	FIMEP
	Year ended December 31,				For the period from January 1, 2002 to December 10, 2002	For the period from December 10, 2002 to December 31, 2002
							Three months ended March 31, 2002	Three months ended March 31, 2003
	1998	1999	2000	2001
	(€ in millons)
Earnings	193	204	235	176	180	(129)	41	(112)
Minority interest	2	2	2	2	1	(2)	0	(1)
Provision for income taxes	99	104	106	56	55	(29)	18	(44)
Income/loss from equity method investees	(7)	(1)	(4)	(3)	(2)	(2)	0	(1)
Interest capitalized	0	0	(1)	(2)	(2)	(2)	0	0
Fixed charges	107	101	155	189	145	29	32	90
Dividends from equity method investees	2	3	4	2	2	—	0	0

Adjusted "Earnings"	396	413	497	420	379	(135)	91	(68)

Fixed Charges:
Interest costs	80	74	122	148	107	26	31	89
Discount expenses	24	26	28	38	35	3	0	0
Interest on rentals	3	4	4	4	3	—	1	1

Total fixed charges	107	104	154	190	145	29	32	90

Ratio of earnings to fixed charges	3.69	3.98	3.23	2.21	2.61	*	2.83	*

Ratio of Earnings to Fixed Charges
US GAAP

	Predecessor					FIMEP		Predecessor	FIMEP
	Year ended December 31,				For the period from January 1, 2002 to December 10, 2002	For the period from December 10, 2002 to December 31, 2002
								Three months ended March 31, 2002	Three months ended March 31, 2003
							Pro Forma Year ended December 31, 2002
	1998	1999	2000	2001
	(€ in millons)
Earnings	193	204	235	144	208	(129)	(44)	67	(118)
Minority interest	2	2	2	2	1	(2)	(1)	0	(1)
Provision for income taxes	99	108	111	55	82	(26)	—	27	(46)
Income/loss from equity method investees	(7)	(1)	(4)	(3)	(2)	(2)	(4)	0	(1)
Interest capitalized	0	0	(1)	(2)	(2)	(2)	(4)	0	0
Fixed charges	83	78	126	152	110	26	298	32	90
Dividends from equity method investees	2	3	4	2	2	—	2	0	0

Adjusted "Earnings"	372	394	473	350	399	(135)	247	126	(76)

Fixed Charges:
Interest costs	80	74	122	148	107	26	295	31	89
Interest on rentals	3	4	4	4	3	—	3	1	1

Total fixed charges	83	78	126	152	110	26	298	32	90

Ratio of earnings to fixed charges	4.47	5.06	3.75	2.37	3.63	*	*	3.91	*

*
For the period from December 10, 2002 to December 31, 2002, earnings were inadequate to cover fixed charges and the amount to cover the deficiency was €164 million under French GAAP and €161 million under US GAAP. For the year ended December 31, 2002, earnings would have been inadequate to cover fixed charges on a pro forma US GAAP basis, and the amount to cover the deficiency would have been €51 million. For the three-month period ended March 31, 2003, earnings were inadequate to cover fixed charges and the amount to cover the deficiency was €158 million under French GAAP and €166 million under US GAAP.

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  Exhibit 12
Ratio of Earnings to Fixed Charges French GAAP
Ratio of Earnings to Fixed Charges US GAAP